UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 18, 2013

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

Magellan Health Services, Inc.  (“Magellan” or the “Company”) has received the decision of the administrative law judge (“ALJ”) in the Arizona Office of Administrative Hearings (“OAH”) regarding its appeal of the denial of its protest of a contract award to another bidder (the “Appeal”).  On November 18, 2013, the ALJ issued her decision and recommended that the Arizona Office of Administration (“ADOA”), the agency responsible for considering appeals of procurement protest denials, rule against Magellan and dismiss Magellan’s appeal.   The ADOA has thirty days to accept, reject, or modify the recommendation and decision of the ALJ.

Background

The State of Arizona had previously issued a Solicitation for a new Regional Behavioral Health Authority (“RBHA”) for GSA6 (“Maricopa County”) (the “New Contract”) to replace the current contract with Magellan to be effective on October 1, 2013. The New Contract is for the management of the publicly funded behavioral health system currently provided by Magellan under its current contract for Maricopa County, and also includes an integrated behavioral and physical health care system for a small number of individuals with serious mental illness. Magellan Complete Care of Arizona, a joint venture owned 80% by the Company and 20% by Phoenix Health Plan, previously submitted a bid for the New Contract.

On March 25, 2013, the Company was notified that Magellan Complete Care of Arizona was not selected as the RBHA for the New Contract. On April 3, 2013, the Company filed a formal protest regarding the State’s decision to award the RBHA in Maricopa County to another vendor. On April 17, 2013, the Arizona Department of Health Services denied the Company’s protest. On May 9, 2013, the Company filed the Appeal with the ADOA. The Company also filed with the ADOA a motion to stay the award and implementation of the contract pending a decision on the Appeal. On May 21, 2013, the ADOA granted the Company’s motion and issued a stay of the award and implementation of the contract pending resolution of the Appeal by the ADOA (the “Stay”).

On June 13, 2013 the ADOA referred the Appeal for a hearing before the ALJ.  The ALJ held an evidentiary hearing on the Appeal on September 18-27, 2013.

There is no assurance that the Company will prevail on the Appeal or that the Stay will remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: November 19, 2013	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer